Exhibit 99.2

           Anadarko to Reserve for New Algeria Tax Expense

    HOUSTON--(BUSINESS WIRE)--Feb. 5, 2007--Anadarko Petroleum
Corporation (NYSE:APC) today announced it will record an approximate $100 million charge to fourth quarter 2006 earnings following promulgation of regulations in December related to the implementation of Algeria's new "exceptional profits" tax. This tax applies when the monthly average price for Brent Crude exceeds $30 per barrel.

    "Our Algerian assets are operated under a production sharing contract containing a stabilization clause that protects our existing investment and related asset value. Although we are recording the estimated impact of the tax with this charge in the fourth quarter, we expect to ultimately receive relief through the stabilization provision once its applicability is recognized in a settlement agreement or in international arbitration," Anadarko Chairman, President and CEO Jim Hackett said.

    The fourth-quarter charge represents an estimate of Anadarko's liability for the exceptional profits tax from the law's Aug. 1, 2006 effective date through year-end 2006, based on the assumption that the tax applies only to production value in excess of $30 per barrel. Beginning in 2007, assuming an average oil price of $60 per barrel and application of the exceptional profits tax to production value in excess of $30 per barrel, Anadarko's estimated annual expense for the exceptional profits tax would be $225 million. If the exceptional profits tax is applied to the full value of production rather than to the value in excess of $30 per barrel, the estimated annual expense would double under the $60 per barrel price assumption. There is also uncertainty as to how the collection and relief of the tax will ultimately be resolved. Sonatrach, the Algerian state-owned oil company, has indicated it will begin collecting the current and past tax in March 2007 by retaining a portion of the barrels to which Anadarko is entitled.

    With regard to future investments, Anadarko currently has approximately 110 million barrels of proved undeveloped reserves in Algeria. There is no reserve revision associated with the implementation of the tax under the assumption that the tax applies only to production value in excess of $30 per barrel. As the company's dispute process progresses, Anadarko will continue to review the impact that the tax change may have on future development plans and associated reserve bookings, if any.

    "We believe that the sanctity of our contract's stabilization provision will be upheld and thus will preserve the value of our Algerian asset base," Hackett said. "Although we expect a favorable outcome to this matter, ultimate resolution may be more than a year away."

    Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world's health and welfare. As of year-end 2005, the company had 2.4 billion barrels-equivalent of proved reserves, making it one of the world's largest independent exploration and production companies. In August 2006, Anadarko acquired Kerr-McGee Corporation and Western Gas Resources, Inc. in separate transactions.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Anadarko cannot guarantee that it will successfully integrate the recently acquired businesses or complete its pending or proposed asset sales, nor can it guarantee the outcome from the proceedings related to the Algerian exceptional profits tax. See "Risk Factors" in the company's 2005 Annual Report on Form 10-K and other public filings, press releases and discussions with company management. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

    CONTACT: Anadarko Petroleum Corporation
             Teresa Wong, 832-636-1203 (Media)
             teresa.wong@anadarko.com
             Charles Howson, +44 1895209580 (Media)
             charles.howson@anadarko.com
             John Colglazier, 832-636-2306 (Investors) john.colglazier@anadarko.com
             Stewart Lawrence, 832-636-3326 (Investors) stewart.lawrence@anadarko.com